EX-35 (b)
(logo) WELLS FARGO

Corporate Trust Services
MAC N2702-011
9062 Old Annapolis Road
Columbia, MD 21045
410 884-2000
410 715-2380 Fax

Wells Fargo Bank, N.A.


August 01, 2007

Option One Mortgage Acceptance Corporation


RE: Annual Statement As To Compliance for Option One Mortgage Loan Trust 2006-2

Per Section 3.20 of the Pooling and Servicing Agreement (the "Agreement"), dated as of 6/1/2006, the undersigned Officer of Wells Fargo Bank, N.A., ( the "Trustee"), hereby certifies the following for the 2006 calendar year or portion thereof applicable to this Transaction ( the "Reporting Period"):


(i) A review of the activities of such party during the Reporting Period and of performance under the Agreement has been made under such officers' supervision; and


(ii) to the best of such officers' knowledge, based on such review, such party has fulfilled all of its obligations under the Agreement in all material respects throughout The Reporting Period.


Certified By:
/s/Reid Denny
Reid Denny, Vice President


Certified By:
/s/Gordon Johnson
Gordon Johnson, Assistant Secretary